Exhibit 99.1

Ellie Mertz Appointed to Netflix Board of Directors

LOS GATOS, Calif., June 24, 2025 -- Netflix, Inc. today announced the appointment of Ellie Mertz, Chief Financial Officer at Airbnb, to its Board of Directors. Mertz will also serve on the board’s audit committee.

"We are very pleased to welcome Ellie Mertz to the Netflix board,” said Netflix co-CEOs Ted Sarandos and Greg Peters. “Ellie's tenure at Airbnb, combined with her deep understanding of Netflix, makes her uniquely positioned to contribute to our strategic vision. Her experience as a public company finance professional and leader will be invaluable as we accelerate innovation and continue to entertain the world."

“I’m honored to be joining the board of Netflix, a company that played a formative role in my career,” said Mertz. “I’ve always held a deep respect for Netflix’s product and culture, and I look forward to working with the team to continue scaling the business and delighting consumers globally.”

Mertz has served as CFO at Airbnb, Inc., an accommodations and experiences platform, since March 2024, where she leads the global finance team and is responsible for Airbnb’s financial management, including financial planning and analysis, accounting, tax, treasury, and investor relations. Ellie previously served as Airbnb’s Vice President of Finance, where she was responsible for strategic finance and analytics and investor relations.

Prior to joining Airbnb in 2013, Mertz served as Vice President of Finance at Netflix, where she held various finance roles from 2006 to 2013. She currently serves on the boards of DoorDash, Inc. and Faire Wholesale, Inc.

Mertz holds a B.A. in Science, Technology & Society from Stanford University, an M.A. in History from Stanford University, an M.I.A. (Master of International Affairs) from Columbia University, and an M.B.A. from the Stanford Graduate School of Business.